Exhibit 16.1

March 21, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read Southland Holdings, Inc. (formerly known as Legato Merger Corp. II) statements included under Item 4.01 of its Form 8-K dated March 22, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on March 21, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC